Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-101651, 333-122844, and 333-163396) of BioTime, Inc. of our report dated March 10, 2011, relating to the financial statements for the year ended December 31, 2010, which appears in BioTime’s Form 10-K.

/s/ ROTHSTEIN KASS & COMPANY, P.C.

Roseland, New Jersey
April 4, 2011